Exhibit 10.2

EXECUTIVE CHANGE OF CONTROL AGREEMENT

May 2, 2011

Michel A. Dagenais
4510 Caminito San Sebastian
Del Mar, CA 92014	Executive

RadiSys Corporation, an Oregon Corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR 97124	the Company

1. Employment Relationship. The Company has entered into an Agreement and Plan of Merger, dated as of May 2, 2011 by and among the Company, Continuous Computing Corporation (“CCPU”) and RadiSys Holdings, Inc. (the “Merger Agreement”) pursuant to which, at the Effective Time (as defined in the Merger Agreement), CCPU will become a wholly-owned subsidiary of the Company. Prior to the Effective Time, Executive served as the Chief Executive Officer of CCPU and, in order to induce Executive to serve as the Chief Executive Officer of the Company following the merger, the Company desires to provide Executive with certain benefits on the terms and conditions set forth in this Agreement. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Executive’s active employment. Executive shall forfeit the severance benefits outlined in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the effective date of the Release of Claims.

3. Additional Compensation Upon Certain Termination Events.

3.1 Change of Control. In the event of a Termination of Executive’s Employment (as defined in Section 6.1) and provided such Termination of Executive’s Employment occurs within twelve (12) months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three (3) months preceding a Change of Control, and contingent upon Executive’s execution of the Release of Claims without revocation within the time period described in Section 2 above and compliance with Section 10, Executive shall be entitled to the following benefits:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a lump sum, an amount equal to twenty-four (24) months of Executive’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Severance pay that is payable under this Agreement shall be paid to Executive on the date that is 100 days following Termination of Executive’s Employment.

(b) As an additional severance benefit, the Company will provide Executive with up to twelve (12) months of continued coverage pursuant to COBRA under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Termination of Executive’s Employment and to the extent that Executive elects to continue coverage during such 12-month period.

(c) The Company shall also pay Executive his cash-based incentive compensation plan payout earned but not yet received under each cash-based incentive compensation plan maintained by the Company, if any, for any performance period completed prior to the Termination of Executive’s Employment, and, in addition, the Company shall pay Executive his cash-based incentive compensation plan payout for any then current performance period under each such cash-based incentive compensation plan, provided that such payout shall not exceed the payout at target performance, pro-rated through the date of the Termination of Executive’s Employment. The amounts described in this Section (c), if any, shall be paid on the date Executive would otherwise have received each such payment if his employment had not been terminated and, in any event, no later than two and one-half months following the last day of the calendar year for which the cash-based incentive compensation plan payout was earned.

(d) All stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares including those granted under the Company’s Long Term Incentive Plan, performance units and other similar awards granted to Executive under the Company’s 2007 Stock Plan or any other similar incentive plan shall vest in full; all stock options, stock appreciation rights and other similar purchase rights shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and plan; and any risk of forfeiture included in any restricted stock, restricted stock unit, performance share, performance unit or other similar award shall immediately lapse. Stock options that are not incentive stock options under the Code, and stock appreciation rights shall also be amended to permit Executive to exercise such stock options and stock appreciation rights until the earlier of (i) 180 days after the date of the Termination of Executive’s Employment, or (ii) the date that each such stock option and stock appreciation right would otherwise expire by its original terms had Executive’s employment not terminated. Such vesting and extension of stock options and stock appreciation rights shall occur notwithstanding any provision in any plan or award agreement to the contrary. Any restricted stock unit, performance share, or performance unit that vests, becomes immediately exercisable in full, or is no longer subject to a risk of forfeiture pursuant to this clause (d) shall be paid or settled no later than two and one-half months after the end of the calendar year in which such restricted stock unit, performance share or performance unit vests. Notwithstanding the foregoing, this clause (d) shall not apply to any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is defined under Code Section 409A).

(e) As an additional benefit, the Company will promptly (and in any event within five business days after a request by Executive therefore) either pay or reimburse Executive for the costs and expenses of any executive outplacement firm selected by Executive; provided, however, that the Company’s liability hereunder shall be limited to the first $25,000 of such expenses incurred by Executive and provided further, that Executive’s request for reimbursement under this Section 3.1(e) must be timely submitted to the Company so payment can be made to and received by Executive prior to the end of the second calendar year following the calendar year in which the Termination of Executive’s Employment occurs. Executive shall provide the Company with reasonable documentation of the occurrence of such outplacement costs and expenses.

3.2 Parachute Payments. Notwithstanding the foregoing, if the total payments and benefits to be paid to or for the benefit of Executive under this Agreement (the “Payment”) would cause any portion of those payments and benefits to be “parachute payments” as defined in Code Section 280G(b)(2), or any successor provision, the total payments and benefits to be paid to or for the benefit of Executive under this Agreement shall be reduced by the Company to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would otherwise result in no portion of the Payment being subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: first by reducing or eliminating the portion of the Payment that is payable in cash, second by reducing or eliminating the portion of the Payment that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The independent public accounting firm serving as the Company’s auditing firm immediately prior to the effective date of the Change of Control (the “Accountants”) shall make in writing in good faith, subject to the terms and conditions of this Section 3.2, all calculations and determinations under this Section, including the assumptions to be used in arriving at such calculations and determinations, whether any payments are to be reduced, and the manner and amount of any reduction in the payments. For purposes of making the calculations and determinations under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. Executive shall furnish to the Accountants and the Company such information and documents as the Accountants or the Company may reasonably request to make the calculations and determinations under this Section. The Company shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this Section. The Accountants shall provide its determination, together with detailed supporting calculations regarding any relevant matter, both to the Company and to Executive by no later than ninety (90) days following the Termination of Executive’s Employment.

4. Withholding; Subsequent Employment.

4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

4.2 Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5. Other Agreements. Any cash severance pay paid to Executive under any other agreement (which, for purposes of clarity, shall not include any payments of “Merger Consideration” to which Executive is entitled under the Merger Agreement) with the Company or any of its subsidiaries or affiliates (including but not limited to any employment agreement, but excluding for this purpose any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit or other similar award agreement that may provide for accelerated vesting or related benefits) shall reduce the amount of cash severance pay payable under this Agreement.

6. Definitions.

6.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that (i) the Company has terminated Executive’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) Executive, by written notice to the Company, has terminated his employment with the Company (including any subsidiary of the Company) for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” means:

(a) a material reduction by the Company or the surviving company in Executive’s base salary as initially set forth herein or as the same may be increased from time to time;

(b) a material change in the geographic location at which Executive must perform services;

(c) a material diminution in Executive’s authority, duties or responsibilities;

(d) a material diminution in the authority, duties or responsibility of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(e) a material diminution in the budget over which Executive retains authority; or

(f) any other action or inaction that constitutes a material breach by the Company of this agreement.

An event described above will not constitute Good Reason unless Executive provides written notice to the Company of Executive’s intention to resign for Good Reason and specifying in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence and the Company does not cure such breach or action within 30 days after the date of Executive’s notice. In no instance will a resignation by Employee be deemed to be for Good Reason if it is made more than 24 months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

A Termination of Executive’s Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A. If any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company, and Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.

6.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

6.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

(a) The shareholders of the Company approve one of the following:

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

(c) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person, or more than one person acting as a group, of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

6.4 Disability. “Disability” means Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, as determined by Executive’s attending physician and in accordance with the Company’s Leave of Absence Policy, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties. This Agreement does not apply if the Executive is terminated due to Disability.

7. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

8. Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the termination of Executive’s employment with the Company under the conditions described in Section 3.1, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the Amended and Restated Employment Agreement by and between CCPU and Executive dated December 30, 2008, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement. Further, Executive agrees to waive any entitlement to any severance, transaction bonus or other payment under any such agreement and that such waiver shall inure to the benefit of the Company, its successors and assigns, and any third parties, including CCPU.

9. Effective Date. This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement) and shall be of no force or effect prior to such time, or in the event the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereunder, or in the event the Executive Severance Agreement by and between the Company and Executive or this Agreement is not approved by the Board of Directors of the Company prior to the Effective Time or the Company’s offer of employment to Executive is not approved by the Compensation Committee of such Board prior to the Effective Time.

10. Resignation of Corporate Offices; Reasonable Assistance. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive’s area of expertise, provided that Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

12. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.

13. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

14. Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A. If any payment or reimbursement, or portion thereof, under this Agreement would be deemed to be a deferral of compensation not exempt from the provisions of Code Section 409A and would be considered a payment upon a separation from service for purposes of Code Section 409A, and Executive is determined to be a “specified employee” under Code Section 409A, then any such payment or reimbursement, or portion thereof, shall be delayed until the date that is the earlier to occur of (i) Executive’s death or (ii) the date that is six months and one day following the date of the Termination of Executive’s Employment (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 14 shall be paid to Executive in a lump sum, and any remaining payments due under this Section 14 shall be payable in accordance with their original payment schedule.

15. Costs and Attorneys’ Fees. In the event of any administrative or civil action brought by Executive to enforce the provisions of this Agreement, the Company shall pay Executive’s reasonable attorneys’ fees through trial and/or on appeal. The payment or reimbursement of expenses described in this Section 15 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.

16. Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

RADISYS CORPORATION

By:	/s/ C. Scott Gibson	/s/ Michel A. Dagenais
	C. Scott Gibson, Director and Chairman of the Board	Michel A. Dagenais

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are Michel A. Dagenais and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

1.1	Executive and Releasing Parties.

For the purposes of this Release, “Executive” means Michel A. Dagenais, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2	The Company and the Released Parties.

For the purposes of this Release the “Company” means RadiSys Corporation, an Oregon corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective                      under the conditions described in Section 3.1 of the Executive Change of Control Agreement (“Agreement”) by and between Executive and the Company dated May 2, 2011.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.

3.	Release.

In consideration for the payments and benefits set forth in Section 3.1 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. The matters released include, but are not limited to, any claims under federal, state or local laws, any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

Executive understands and agrees that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen. Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.

3.1 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:

(a) this Release is worded in an understandable way;

(b) claims under the ADEA that may arise after the date of this Release are not waived;

(c) the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

(d) Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

(e) Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;

(f) any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2	Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

3.3	No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release shall be the eighth day after it is signed by Executive.

5.	No Disparagement.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company or the Released Parties.

The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Executive. Executive should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Executive believes are disparaging. Executive may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Executive.

6.	Confidentiality, Proprietary, Trade Secret And Related Information.

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employee Agreement with the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

8.	Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 6 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.	References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

11.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

Dated:
Michel A. Dagenais

STATE OF OREGON	)
)ss.
County of	)

Personally appeared the above named Michel A. Dagenais and acknowledged the foregoing instrument to be his voluntary act and deed.

	Before me:	NOTARY PUBLIC - OREGON My commission expires:
RADISYS CORPORATION

By:		Dated:

Its:
On Behalf of RadiSys Corporation and “Company”